Exhibit 21.1
LIST OF SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	Jurisdiction of Incorporation or Organization
nCino OpCo, Inc.	United States (Delaware)
nCino APAC Pty Ltd	Australia
FinSuite Pty Ltd	Australia
nCino New Zealand Limited	New Zealand
nCino Canada, Inc.	Canada
nCino Global Ltd	United Kingdom
nCino France	France
nCino Germany GmbH	Germany
nCino Spain S.L.	Spain
nCino K.K.	Japan
nCino Portfolio Analytics, LLC	United States (Delaware)
SimpleNexus, LLC d/b/a nCino Mortgage, LLC	United States (Utah)
SNX Insurance LLC	United States (Utah)
L Brewer and Associates, LLC	United States (Georgia)